EXHIBIT 99.2

NEWS RELEASE: Dec. 15, 2009

FARM - NASDAQ GLOBAL MARKET SYSTEM

Farmer Bros. Declares Dividend; Reports Stockholder Voting Results

TORRANCE, Calif. – (BUSINESS WIRE) – Dec. 15, 2009 – Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors approved payment of a dividend of $0.11 1/2 per share for stockholders of record on Jan. 22, 2010, payable on Feb. 8, 2010.

The Company also reported that, at the 2009 Annual Meeting held Dec. 10, stockholders elected two individuals to the Board of Directors for three-year terms expiring in 2012. Here are the vote counts:

Director Nominee	Votes Cast For	Votes Withheld
John H. Merrell	14,398,011	1,348,906
Jeanne Farmer Grossman	15,219,524	527,393

Stockholders also ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. The final results were 15,027,736 votes in favor of the proposal, 631,246 votes against, and 87,935 abstentions and no broker non-votes.

Of the 16,123,580 shares of common stock outstanding and entitled to vote at the Annual Meeting, 15,746,917 or 98% were represented at the meeting.

Management presented its “State of the Company Report” at the meeting. The Company intends to file an edited version of that report on Form 8-K and present the report on the investor section of its website, www.farmerbros.com.

About Farmer Bros. Co.

Farmer Bros. Co. is the nation’s largest direct store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 contiguous states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbros.com.

Contact:            Abernathy MacGregor Group        Jim Lucas        213-630-6550